SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 29, 1996



                         SEAMAN FURNITURE COMPANY, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)



        0-21226                                        11-2751205
(Commission File Number)                 (I.R.S. Employer Identification Number)


300 Crossways Park Drive, Woodbury, New York                     11797
 (Address of Principal Executive Offices)                      (Zip Code)

                                  516-496-9560
              (Registrant's Telephone Number, Including Area Code)


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                  Item 2. Acquisition or Disposition of Assets

     On April 29,1996 Seaman Furniture Company, Inc. (the "Company") entered into a $40 million Revolving Credit and Security Agreement (the "Agreement") with The Bank of New York Commercial Corporation and NatWest Bank N.A. as co-lenders. The term of the Agreement is three years. The Company initially borrowed approximately $10.2 million pursuant to the Agreement.

     At the same time that it entered into the Agreement, the Company caused the redemption of certain receivables-backed securities designated "8.10% Class A Credit Card Participation Certificates, Series 1995-1" (the "Class A Certificates"), in the amount of $20 million, from a third party investor not affiliated with the Company.

     The funds available under the Agreement are primarily to be used for capital expenditures, and general corporate purposes. The Agreement contains covenants and provisions which are customary for a secured revolving credit facility.

     A copy of the Agreement has been filed herewith as an exhibit.

                                Item 7. Exhibits

     Text of Press Release dated May 1, 1996.



                                   SIGNATURES

     Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           SEAMAN FURNITURE COMPANY, INC.




                                           /s/ Alan Rosenberg
                                           -------------------------------------
                                           Alan Rosenberg
                                           President and Chief Executive Officer


Date:  May 13, 1996


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                                  EXHIBIT INDEX

Exhibit No.                         Description
- - - -----------                         -----------

10.1 Revolving Credit and Security Agreement between The Bank of New York Commercial Corporation (as Lender and as Agent), and Natwest Bank N.A. (as a Lender) with Seaman Furniture Company, Inc. (Borrower) dated April 26, 1996.

99.1                                Press Release dated May 1, 1996.


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